UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                 SCHEDULE 13G/A
                                 AMENDMENT NO. 2

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)-(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                        NEW CENTURY FINANCIAL CORPORATION
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)


                                  64352 D 10 1
                                 (CUSIP Number)

                                December 30, 1999
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

----------------------                                         -----------------
CUSIP NO. 64352 D 10 1             13G                         PAGE 2 OF 9 PAGES
----------------------                                         -----------------
--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE BAPTIST FOUNDATION OF ARIZONA
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                  2,206,569
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY        -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH          2,206,569
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,206,569
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      15%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 64352 D 10 1             13G                         PAGE 3 OF 9 PAGES
----------------------                                         -----------------
--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FOUNDATION ADMINISTRATIVE SERVICES, INC.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                  2,126,569
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY        -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH          2,126,569
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,126,569
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 64352 D 10 1             13G                         PAGE 4 OF 9 PAGES
----------------------                                         -----------------
--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE FOUNDATION COMPANIES, INC.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                  2,126,569
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY        -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH          2,126,569
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,126,569
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------

----------------------                                         -----------------
CUSIP NO. 64352 D 10 1             13G                         PAGE 5 OF 9 PAGES
----------------------                                         -----------------
--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      FOUNDATION CAPITAL MANAGEMENT, INC.
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona
--------------------------------------------------------------------------------
               5  SOLE VOTING POWER

                  80,000
  NUMBER OF    -----------------------------------------------------------------
   SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY        -0-
    EACH       -----------------------------------------------------------------
  REPORTING    7  SOLE DISPOSITIVE POWER
   PERSON
    WITH          80,000
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      80,000
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .5%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

ITEM 1(a) NAME OF ISSUER:

          New Century Financial Corporation (the "Issuer")

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          18400 Von Karman, Suite 1000, Irvine, California 92612

ITEM 2(a) NAME OF PERSON FILING:

          The Baptist Foundation of Arizona, Foundation Administrative Services,
          Inc.,  The  Foundation   Companies,   Inc.,  and  Foundation   Capital
          Management, Inc.

ITEM 2(b) ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OR, NONE, RESIDENCE OF:

          The Baptist Foundation of Arizona, Foundation Administrative Services, Inc., and The Foundation Companies, Inc.; 1313 East Osborn Road, Suite 250, P.O. Box 33339, Phoenix, Arizona 85067

          Foundation Capital Management, Inc.: 1313 East Osborn Road, Suite 250, P.O. Box 33339, Phoenix, Arizona 85067

ITEM 2(c) CITIZENSHIP:

          The Baptist Foundation of Arizona: Arizona
          Foundation Administrative Services, Inc.: Arizona
          The Foundation Companies, Inc.: Arizona
          Foundation Capital Management, Inc.: Arizona


ITEM 2(d) TITLE OF CLASS OF SECURITIES:

          Common Stock, $.01 par value ("Issuer Common")

ITEM 2(e) CUSIP NUMBER:

          64352 D 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable

ITEM 4. OWNERSHIP

     The  Baptist Foundation of Arizona:

     (a)  AMOUNT BENEFICIALLY OWNED: 2,206,569 (i)(ii)

     (b)  PERCENT OF CLASS:15%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or to direct the vote:  2,206,569(i)(ii)
          (ii)  shared power to vote or to direct the vote: -0-
          (iii) sole power to dispose or to direct the disposition of:
                2,206,569(i)(ii)
          (iv)  shared power to dispose or to direct the disposition of: -0-

     Foundation Administrative Services, Inc.:

     (a)  AMOUNT BENEFICIALLY OWNED: 2,126,569 (i)

     (b)  PERCENT OF CLASS:14.5%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or to direct the vote:  2,126,569(i)
          (ii)  shared power to vote or to direct the vote: -0-
          (iii) sole power to dispose or to direct the disposition of:
                2,126,569(i)
          (iv)  shared power to dispose or to direct the disposition of: -0-

     The  Foundation Companies, Inc.:

     (a)  AMOUNT BENEFICIALLY OWNED: 2,126,569 (i)

     (b)  PERCENT OF CLASS:14.5%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   sole power to vote or to direct the vote:  -2,126,569-(i)
          (ii)  shared power to vote or to direct the vote: -0-
          (iii) sole power to dispose or to direct the disposition of:
                2,126,569(i)
          (iv)  shared power to dispose or to direct the disposition of: -0-

     Foundation Capital Management, Inc.:

     (a)  AMOUNT BENEFICIALLY OWNED:80,000 (ii)

     (b)  PERCENT OF CLASS:.5%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

         (i)   sole power to vote or to direct the vote:  80,000(ii)
         (ii)  shared power to vote or to direct the vote: -0-
         (iii) sole power to dispose or to direct the disposition of: 80,000(ii)
         (iv)  shared power to dispose or to direct the disposition of: -0-

     (i) 2,126,569 shares are owned of record by The Foundation Companies, Inc., which is a wholly-owned subsidiary of Foundation Administrative Services, Inc., which is a wholly- owned subsidiary of The Baptist Foundation of Arizona.

     (ii) 80,000 shares are owned of record by Foundation Capital Management, Inc., which is wholly-owned subsidiary of The Baptist Foundation of Arizona.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X] (as to Foundation Capital Management, Inc. only)

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

         Not applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

                                    February 11, 2000




                                    THE BAPTIST FOUNDATION OF ARIZONA


                                    By:  /s/ Mark A. Roberts
                                       -------------------------------------

                                    Title:   Acting Chief Financial Officer
                                          ----------------------------------

                                    FOUNDATION ADMINISTRATIVE SERVICES, INC.


                                    By:  /s/ Mark A. Roberts
                                       -------------------------------------

                                    Title:   Acting Chief Financial Officer
                                          ----------------------------------

                                    THE FOUNDATION COMPANIES, INC.


                                    By:  /s/ Mark A. Roberts
                                       -------------------------------------

                                    Title:   Acting Chief Financial Officer
                                          ----------------------------------

                                    FOUNDATION CAPITAL MANAGEMENT, INC.


                                    By:  /s/ Mark A. Roberts
                                       -------------------------------------

                                    Title:   Acting Chief Financial Officer
                                          ----------------------------------